EXHIBIT 99.1

Dionex Announces Resignation of Chief Executive Officer

Dr. Braunschweiler to Depart After Six-Month Transition Period

SUNNYVALE, Calif., Dec. 5, 2008 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced that Lukas Braunschweiler has notified the Board of Directors of his resignation as President and Chief Executive Officer, effective May 31, 2009. Dr. Braunschweiler resigned in order to accept a new position as Chief Executive Officer of Ruag Holding AG, a Switzerland-based aviation, defense and technology company.

"It is with mixed emotions that I have decided to leave Dionex after more than six years of service as Chief Executive Officer," said Dr. Braunschweiler. "I'll miss the employees, the customers and the shareholders. I am proud of what we have accomplished at Dionex. The company has a strong global market position, a very competitive product range and attractive product pipeline, all driven by a team of great leaders. Supported by a strong balance sheet, I'm confident Dionex is well positioned for continued solid sales and earnings growth."

"I am very appreciative of Lukas' service to Dionex," said Riccardo Pigliucci, Lead Director of the company. "I thank Lukas for his leadership in growing Dionex further into one of the strongest and best-positioned companies in our industry. I wish him all the best in his new endeavor."

The Board of Directors will commence a search for Dr. Braunschweiler's replacement in the near term, with the goal of his replacement taking office in June 2009.

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Certain statements contained herein that are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are Dionex's ability to recruit a qualified replacement for Dr. Braunschweiler, foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

CONTACT:  Dionex Corporation
          Craig McCollam
            408-481-4107
          Lukas Braunschweiler
            408-481-4108